Exhibit 99.1

NEWS                                                                                                                                                    [BAUSCH & LOMB LOGO]

One Bausch & Lomb Place
Rochester, NY 14604-2701

BAUSCH & LOMB WILL APPEAL DECISION IN CIBA PATENT LITIGATION RELATED TO ITS INNOVATIVE PUREVISION® CONTINUOUS WEAR CONTACT LENS

-     Company contends Ciba's patents are not valid, and have not been infringed

-     Will file immediate appeal and seek stay of injunction prohibiting sale of PureVision product

-     Legal actions in Georgia and New York courts are proceeding

FOR RELEASE JUNE 26, 2002

Rochester, New York ---- Bausch & Lomb (NYSE/BOL) will file an immediate appeal of the decision rendered today by the U.S. Federal Court in the District of Delaware, which has ruled that the company's PureVision continuous wear contact lens product infringes a patent owned by Ciba Vision, the eyecare unit of Novartis AG. In conjunction with its appeal, Bausch & Lomb will seek a stay of the injunction the Court granted in response to Ciba's request to prevent Bausch & Lomb from continuing to market its innovative and popular PureVision continuous wear lens.

"We are convinced that our product does not infringe Ciba's patent - and, in any case, we do not believe this patent is valid," said Robert B. Stiles, senior vice president and general counsel of Bausch & Lomb. "Our PureVision contact lens is the result of years of proprietary research and development by company scientists. We will aggressively defend our right to market technology developed by Bausch & Lomb, and take all appropriate measures to assure that consumers and eye care professionals have continued access to this innovative product. We believe the judge's opinion is incorrect, and we will immediately seek an appeal to have it overturned."

Other legal actions are proceeding in courts in Georgia and New York involving various patents held by both companies on contact lens materials and processes. In the Georgia case, filed in early 1999, Ciba alleges Bausch & Lomb has infringed four patents, which Bausch & Lomb contends are invalid. In the New York case, filed, in November of 2001, Bausch & Lomb claims that Ciba Vision's Night And Day contact lens product infringes a Bausch & Lomb patent.

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News Media Contact: Margaret Graham 585.338.5469 Margaret.Graham@bausch.com	Investor Relations Contact: Daniel L. Ritz 585.338.5802 Daniel.L.Ritz@bausch.com Barbara M. Kelley 585.338.5386 Barbara.M.Kelley@bausch.com

This press release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning economic conditions, currency exchange rates, product development, enrollment and completion of clinical trials, regulatory approvals, product introductions, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to the Form 10K for the year ended December 29, 2001.

Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers see, look and feel better through innovative technology. Its core businesses include soft and rigid gas permeable contact lenses, lens care products, ophthalmic surgical and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb, and including SofLens, PureVision, Boston, ReNu, Storz and Technolas. Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company had revenues of approximately $1.7 billion in 2001, and employs approximately 12,000 people in more than 50 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Worldwide Web site at http://www.bausch.com.. Copyright Bausch & Lomb Incorporated